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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 333-89145, 333-30578, 333-14037, 333-104129, 333-71442, 333-49806, 333-67825, 333-35527 and 33-82894 on Form S-8, No. 333-66934 on Form S-4 and No. 333-68334 on Form S-3 of BE Aerospace, Inc. of our report dated March 4, 2003 (September 23, 2003 as to the effects of the adoption of SFAS No. 145 described in Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, and SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13, and Technical Corrections," effective January 1, 2002, appearing in the Company's Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California September 30, 2003

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  EXHIBIT 23.1